AMENDMENT NO. 1

TO

ADMINISTRATION AND OPERATING SERVICES AGREEMENT

This Amendment, dated as of September 25, 2017, is made among the signatories hereto to amend that certain Administration and Operating Services Agreement dated June 14, 2017 entered into between USAA Asset Management Company, a corporation organized under the laws of the state of Delaware and USAA ETF Trust, a Delaware statutory trust, acting solely in respect of each of its series listed on Exhibit A thereto (each such series "Fund") ("A&O Agreement").

WHEREAS, the parties desire to amend the A&O Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.Amendments.

(a)Paragraph (j) "Other Services" is re-lettered as a new "(k) Other Services."

(b)The following new paragraph is inserted under Section 1, "Administration Services Responsibilities of AMCO":

(j)Class Action Services. Provide the following administrative services with respect to notifications of securities class actions covering equity and fixed income securities held by the Funds: (i) prepare and submit claims with respect to such class action notifications and supporting documentation for the Funds; (ii) respond to inquiries from securities class action administrators arising from a Fund's participation in such actions; (iii) communicate with securities class action administrators from time to time, in AMCO's discretion, with regard to the status of a Fund's claims; and (iv) arrange for the crediting of a Fund's account upon payment of claim proceeds from the claims administrator.

2.Miscellaneous.

(a)Except as amended hereby, the A&O Agreement shall remain in full force and effect.

(b)This Amendment may be executed in counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written

USAA Asset Management Company	USAA ETF Trust
By: _/s/ Brooks Englehardt_________________	By: __/s/ Daniel McNamara___________________
Name: Brooks Englehardt	Name: Daniel McNamara
Title: President	Title: President

Exhibit A

USAA MSCI USA Value Momentum Blend Index ETF

USAA MSCI USA Small Cap Value Momentum Blend Index ETF USAA MSCI International Value Momentum Blend Index ETF USAA MSCI Emerging Markets Value Momentum Blend Index ETF USAA Core Short-Term Bond ETF

USAA Core Intermediate-Term Bond ETF